Exhibit 10.1

Execution Copy

AGREEMENT

This AGREEMENT, dated as of April 4, 2013 (the “Agreement”), is by and among Nabors Industries Ltd., a Bermuda exempted company (the “Company”), and the other entity signatory hereto (the “Investor”).

WHEREAS, within two business days of the execution of this Agreement, the Board of Directors of the Company (the “Board”) intends to appoint Mr. Howard Wolf as a director (the “2013 Director Designee”) with a term expiring at the 2013 annual meeting of shareholders;

WHEREAS, at the Company’s 2013 and 2014 annual meetings of shareholders, the Board intends to nominate the 2013 Director Designee for election as a member of the Board, in each case with a term expiring at the Company’s next annual meeting of shareholders, and recommend that the shareholders of the Company vote to elect the 2013 Director Designee as a director of the Company at the Company’s 2013 and 2014 annual meetings of shareholders;

WHEREAS, at the Company’s 2014 annual meeting of shareholders, the Board intends to nominate an individual selected by the Company, subject to the approval of the 2013 Director Designee, who shall be independent of the Investor and would be considered an independent director of the Company under Section 303A of the New York Stock Exchange’s Listed Company Manual (the “2014 Director Designee” and, together with the 2013 Director Designee, the “Director Designees”) for election as a member of the Board to replace the retiring Class II director, with a term expiring at the Company’s next annual meeting of shareholders, and recommend that the shareholders of the Company vote to elect the 2014 Director Designee as a director of the Company at the Company’s 2014 annual meeting of shareholders;

WHEREAS, the Investor economically owns (as defined below) the interests in common stock, $0.001 par value, of the Company (the “Common Shares”) specified on Schedule A of this Agreement;

WHEREAS, the Investor supports the election of the Director Designees to the Board; and

WHEREAS, the Company has taken action pursuant to its Rights Agreement with Computershare Trust Company, N.A., dated as of July 16, 2012 (the “Rights Agreement”), to exempt the Investor from being an “Acquiring Person” as a result of this Agreement or the acquisition of additional Common Shares; provided that the Investor does not Beneficially Own (as defined in the Rights Agreement) more than 14.99% of the outstanding Common Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS

Section 1.1.                                 Authority; Binding Agreement.  (a)  The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Memorandum of Association of the Company or the Amended and Restated Bye-laws of the Company, as amended, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)                                 The Investor represents and warrants that this Agreement and the performance by the Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by the Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in the Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of the Investor, as amended, or any provision of any agreement or other instrument to which the Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

Section 1.2.                                 Interests in Securities and Other Indebtedness of the Company.  The Investor hereby represents and warrants that, as of the date hereof, it and its Affiliates (as such term is hereinafter defined) are, collectively, the “economic owners” (as such term is hereinafter defined) of such number of Common Shares (the “Shares”) as are accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A, and neither the Investor nor any of its Affiliates economically own any other securities of the Company or any other indebtedness of  the Company or any of its subsidiaries.  Neither the Investor nor any of its Affiliates beneficially own, or have any rights, options or agreements to acquire any debt securities of the Company or any other indebtedness of the Company or any of its subsidiaries.

Section 1.3.                                 Defined Terms.  For purposes of this Agreement:

(a)                                 “Affiliate”  has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).   For the avoidance of doubt, Pamplona Capital Partners III, L.P. and Pamplona Capital Management and their respective Affiliates shall be considered Affiliates of the Investor, and the Investor (and only the Investor) shall be responsible for any breach of this Agreement by its Affiliates.

(b)                                 The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.  The terms “economic owner”, “economic ownership” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all securities which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise, regardless of when such rights may be exercised and whether they are conditional, (ii) all securities in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option, cash settled total return swap transaction or other swap, derivative security, contract, “synthetic” ownership arrangement or other instrument, (iii) all securities beneficially owned by any member of a group (within the meaning of Section 13(d)(3) of the Exchange Act) of which such person is a member, in each case, whether such securities, rights or interests are held by such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

(c)                                  The “Standstill Period” means the period from the date of this Agreement through the earliest of (i) the date that is the 18 month anniversary of the date hereof, (ii) the Company failing to (A) appoint the 2013 Director Designee to the Board within two business days of the date of this Agreement or (B) include the 2013 Director Designee on its slate of directors nominated for election at the 2013 annual meeting of shareholders, or (iii) the date that is 30 days prior to the last day of the advance notification period for the Company’s 2014 annual meeting of shareholders if the Company fails to announce that it will be including on the Company’s slate of directors nominated for election at such annual meeting of shareholders the 2013 Director Designee and, subject to Section 2.1(b), the 2014 Director Designee on which the Company and the 2013 Director Designee have agreed (other than, in each of cases (ii) and (iii), as a result of the 2013 Director Designee’s or 2014 Director Designee’s refusal or inability to serve).

(d)                                 The “Standstill Threshold” means 14.99%.

ARTICLE II

COVENANTS

Section 2.1.                                 Directors.  (a)  During the Standstill Period, the Company shall not increase the size of the Board in excess of eight members, and shall not decrease the size of the Board if such decrease would result in the elimination of one or both of the Director Designees.

(i)                                     The Company agrees that the Board will:

(1)                                 at the 2013 and 2014 annual meetings of shareholders, nominate the 2013 Director Designee (other than in the case of his refusal or inability to serve, in which case, the Company shall nominate his/her substitute chosen in accordance with Section 2.1(a)(iii)), together with the other persons included in the Company’s slate of nominees for election as director at such 2013 and 2014 annual meetings, as a director of the Company, in each case with a term expiring at the Company’s next annual meeting; provided, however, that as a condition to such nomination such Director Designee shall agree to comply with all policies, codes of conduct and codes of ethics applicable to all of the Company’s directors, including without limitation the Company’s Code of Business Conduct and the Company’s Board Guidelines on Significant Corporate Governance Issues, and to provide information regarding such Director Designee that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities laws of the United States of America and/or applicable New York Stock Exchange rules and regulations, information required by the Company’s Board Guidelines on Significant Corporate Governance Issues and such other customary information as reasonably requested by the Company; and

(2)                                 recommend that the shareholders of the Company vote to elect the 2013 Director Designee as a director of the Company at the Company’s 2013 and 2014 annual meetings of shareholders.

(ii)                                  The Company shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the 2013 Director Designee at the Company’s 2013 and 2014 annual meetings of shareholders (it being understood that such efforts shall be not less than the efforts used by the Company to obtain the election of any other independent (as determined under Section 303A of the New York Stock Exchange’s Listed Company Manual) director nominee nominated by it to serve as a director on the Board at the respective meeting).

(iii)                               The Company agrees that if the 2013 Director Designee is not elected at each of the Company’s 2013 or 2014 annual meetings of shareholders or resigns as a director or refuses or is otherwise unable to serve as a director at any time during the Standstill Period, including as a result of death or disability, the Investor and the Company shall each use their respective reasonable best efforts to reach agreement with respect to the identity of a substitute person who shall be independent of the Investor and would be considered an independent director of the Company under Section 303A of the New York Stock Exchange’s Listed Company Manual.  If, notwithstanding their respective reasonable best efforts, the Company and the Investor are unable to agree on the identity of a substitute person, then any individual selected by the Company from a list of individuals agreed between the Investor and the Company prior to the date of this Agreement (the “List”) shall be deemed to be approved by the Investor for purposes of this Agreement.  Such individual will be appointed to serve as the 2013 Director Designee for the remainder of such 2013 Director Designee’s term (or in the case of the 2013 Director Designee not being elected at either the Company’s 2013 or 2014 annual meeting of shareholders, for the term that such 2013 Director Designee would have been elected to had such 2013 Director Designee been elected at such meeting).  For the avoidance of doubt, references to the 2013 Director Designee shall be deemed to also refer to such replacement director.

(iv) The Company shall ensure that the 2013 Director Designee receives substantially similar compensation and other benefits (including director insurance and indemnity) made available to any other independent (as determined under Section 303A of the New York Stock Exchange’s Listed Company Manual) director of the Company.

(b)                                 (i)            If the Investor owns beneficially at least 5% of the issued and outstanding Common Shares as of the date that is 30 days prior to the last day of the advance notification period for the Company’s 2014 annual meeting of shareholders (and subject to satisfaction by the 2014 Director Designee of the conditions described in the proviso to Section 2.1(a)(i)(1)), the Board will:

(1)                                 at the 2014 annual meeting of shareholders, nominate the 2014 Director Designee (other than in the case of his refusal or inability to serve, in which case, the Company shall nominate his/her substitute chosen in accordance with Section 2.1(b)(iv)), together with the other persons included in the Company’s slate of nominees for election as director at such 2014 annual meeting (including the 2013 Director Designee), as a director of the Company to replace the retiring Class II director, with a term expiring at the Company’s next annual meeting; and

(2)                                 recommend that the shareholders of the Company vote to elect the 2014 Director Designee as a director of the Company at the Company’s 2014 annual meeting of shareholders.

(ii)                                  The Company and the 2013 Director Designee shall each use their respective reasonable best efforts to reach agreement with respect to the identity of the 2014 Director Designee.  If, notwithstanding their respective reasonable best efforts, the Company and the 2013 Director Designee are unable to agree on the identity of the 2014 Director Designee, then an individual from the List selected by the Company shall be deemed to be approved by the 2013 Director Designee for purposes of this Agreement and shall be nominated by the Company as the 2014 Director Designee.

(iii)                               The Company shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the 2014 Director Designee at the Company’s 2014 annual meeting of shareholders (it being understood that such efforts shall be not less than the efforts used by the Company to obtain the election of any other independent (as determined under Section 303A of the New York Stock Exchange’s Listed Company Manual) director nominee nominated by it to serve as a director on the Board at the 2014 annual meeting).

(iv)                              The Investor agrees that if the 2014 Director Designee is not elected at the Company’s 2014 annual meeting of shareholders or resigns as a director or refuses or is otherwise unable to serve as a director at any time during the Standstill Period, including as a result of death or disability, the Company and the 2013 Director Designee shall each use their respective reasonable best efforts to reach agreement with respect to the identity of a substitute person who shall be independent of the Investor and would be considered an independent director of the

Company under Section 303A of the New York Stock Exchange’s Listed Company Manual.  If, notwithstanding their respective reasonable best efforts, the Company and the 2013 Director Designee are unable to agree on the identity of a substitute person, then any individual selected by the Company from the List shall be deemed to be approved by the 2013 Director Designee for purposes of this Agreement.  Such individual will be appointed as the 2014 Director Designee for the remainder of such 2014 Director Designee’s term (or in the case of the 2014 Director Designee not being elected at the Company’s 2014 annual meeting of shareholders, for the term that such 2014 Director Designee would have been elected to had such 2014 Director Designee been elected at such meeting).  For the avoidance of doubt, references to the 2014 Director Designee shall be deemed to also refer to such replacement director.

(v) The Company shall ensure that the 2014 Director Designee receives substantially similar compensation and other benefits (including director insurance and indemnity) made available to any other independent (as determined under Section 303A of the New York Stock Exchange’s Listed Company Manual) director of the Company.

Section 2.2.                                 Voting Provisions.  During the Standstill Period, the Investor, together with its Affiliates, will cause all Common Shares for which they have the right to vote to be present for quorum purposes at any meeting of shareholders (including any adjournments or postponements thereof), and, at any such meeting or in response to any consent solicitation will vote or consent (a) in favor of each director nominated and recommended by the Board for election at any such meeting or in any such consent solicitation, as applicable, (b) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting or in any such consent solicitation, as applicable; and (c) with respect to all other matters, other than Extraordinary Matters, in accordance with the recommendation of the majority of the non-management directors of the Board.  “Extraordinary Matter” means (i) any merger, amalgamation, consolidation, share exchange (including any exchange offer or tender offer), recapitalization, or other business combination, in each case as a result of which the holders of the Common Shares of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company); (ii) any acquisition or disposition requiring the approval of the Company’s shareholders under the New York Stock Exchange’s Listed Company Manual or the Amended and Restated Bye-laws of the Company; (iii) any authorization of the issuance of capital stock of the Company (other than in connection with the Company’s employee compensation or benefit plans) for which approval of the Company’s shareholders is sought; (iv) any liquidation, dissolution or sale of all or substantially all of the assets of the Company; (v) any amendment to, or repeal or adoption of, any provision of the Memorandum of Association of the Company or the Amended and Restated Bye-laws of the Company; or (vi) ratification of any shareholder rights plan (including any extension or replacement of the Rights Agreement) that has an expiration date that is later than the end of the Standstill Period (as defined herein).

Section 2.3.                                 Actions by the Investor.  The Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates will, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly:

(a)                                 purchase or cause to be purchased or otherwise acquire or agree to acquire or maintain at any time any direct or indirect economic ownership of any (i) Common Shares, if in any such case, immediately after the taking of such action the Investor, together with its Affiliates, would, in the aggregate, economically own more than the applicable Standstill Threshold of the then issued and outstanding Common Shares (it being understood that the Company has, prior to the date hereof, taken action pursuant to the Rights Agreement to exempt the Investor from being an “Acquiring Person” as a result of this Agreement, provided that the Investor, together with its Affiliates, does not at any time economically own more than the applicable Standstill Threshold of the then issued and outstanding Common Shares), (ii) other securities issued by the Company, provided that the Investor, together with its Affiliates, shall be entitled to economically own, in the aggregate, not more than (A) 14.99% of any new series of common stock or preferred stock (except as otherwise provided in the Rights Agreement) issued by the Company, provided that the Investor, together with its Affiliates, shall be subject to all of the limitations described in this Section 2.3 with respect to such stock with all references to Common Shares being deemed to refer instead to such series of common stock or preferred stock, and (B) 9.99% of any series of public indebtedness of the Company, provided that the Investor, together with its Affiliates, shall (x) be subject to all of the limitations described in this Section 2.3 with respect to such indebtedness, with all references to Common Shares being deemed to refer instead to such series of indebtedness, (y) not, directly or indirectly, (I) enforce or seek to enforce any covenant of the relevant securities, the related indenture(s) or any other documents, instruments or agreements relating to or setting forth the terms applicable to such securities (collectively, the “Debt Documents”) or exercise or seek to exercise any rights or remedies they may have under the Debt Documents, applicable law or otherwise against the Company, any subsidiary thereof or any of their respective assets, in each case, other than a covenant, right or remedy relating to the payment of interest or principal by the Company to the Investor pursuant to such securities if the Investor were treated differently from other holders with respect to the payment of interest or principal pursuant to such securities  (any such action described in this clause (I), a “Debt Enforcement Action”), (II) cause or instruct the trustee(s) or agent(s) in respect of, or other representative for holders of, such securities to take any Debt Enforcement Action, or (III) otherwise vote in favor of or support or encourage any other person or entity in respect of  any Debt Enforcement Action, and (z)  provide its timely consent to any amendment, waiver or consent to any Debt Document sought by the Company or any of its subsidiaries, so long as consent to such amendment, waiver or consent is or would (after the giving of consent thereto by the Investor and its Affiliates) be received from a majority of the holders of the applicable series of securities, or (iii) any other indebtedness of or claims against the Company or any of its subsidiaries;

(b)                                 form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” (other than any group consisting solely of the Investor and its Affiliates) within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Shares or deposit any Common Shares in a voting trust or similar arrangement or subject any Common Shares to any voting agreement or pooling arrangement, or grant any proxy with respect to any Common Shares (other than to a designated representative of the Company pursuant to a proxy solicitation on behalf of the Board), other than solely with one or more Affiliates of the Investor with respect to the Shares and any other Common Shares acquired in compliance with paragraph (a) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c)                                  solicit proxies or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Common Shares, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any Common Shares with respect to any matter, or become a participant in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than a solicitation or action as a participant in support of the voting obligations of the Investor and its Affiliates pursuant to Section 2.2;

(d)                                 seek to call, or to request the call of, or call a special meeting of the shareholders of the Company (or any class or series thereof), or seek to make, or make, a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company (or any class or series thereof), or make a request for a list of the Company’s shareholders or debtholders of any class or series, or seek election to the Board, seek to place a representative on the Board or seek the removal of any director from the Board, or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company (provided that the foregoing shall not be deemed to prohibit or otherwise restrict the Investor or its Affiliates from having private conversations with members of the Board or the Company’s management if such conversations are not required to be reported with the SEC or otherwise publicly disclosed and are not publicly disclosed);

(e)                                  effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings, whether or not legally enforceable, with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or economic ownership thereof), or any material assets or businesses of the Company or any of its subsidiaries, except purchases of Common Shares or any new series of common or preferred stock pursuant to the limits specified in paragraph (a) above, provided that the Investor shall be permitted to submit proposals for material assets or businesses of the Company if (A) the applicable assets or businesses are the subject of a Board-initiated bid process (it being understood that the Investor shall be required to comply with any rules and procedures established by the Company or its representatives and generally applicable to bidders in any such bid process, if any) or (B) the applicable assets or businesses are the subject of a process initiated by a third party which has not in any way been proposed, assisted or facilitated by the Investor or its Affiliates and in connection with which the Company has entered into discussions (other than discussions solely intended to clarify elements of such third party proposal for purposes of evaluating whether to endorse or oppose such third party proposal) or has otherwise entered into negotiations with respect to any such sale of material assets or businesses of the Company or pursued any such potential sale (it being understood that the Investor shall be required to comply with any rules and procedures established by the Company or its representatives and generally applicable to bidders in any such bid process, if any), or (ii) any tender offer or exchange offer, merger, amalgamation, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, provided that the Investor shall be permitted to submit proposals for any such transactions if (A) the applicable transaction is the subject of a Board-initiated bid process (it being understood that the Investor shall be required to comply with any rules and procedures established by the Company or its representatives and generally applicable to bidders in any such bid process, if any) or (B) the applicable transaction is the subject of a process initiated by a third party which has not in any way been proposed, assisted or facilitated by the Investor or its Affiliates and in connection with which the Company has entered into discussions (other than discussions solely intended to clarify elements of such third party proposal for purposes of evaluating whether to endorse or oppose such third party proposal) or has otherwise entered into negotiations with respect to any such transaction or pursued any such potential transaction (it being understood that the Investor shall be required to comply with any rules and procedures established by the Company or its representatives and generally applicable to bidders in any such bid process, if any);

(f)                                   publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver or amendment of, or consent under, any of the provisions of Sections 2.2 or 2.3, or otherwise (i) request any waiver or amendment of, or consent under, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity of Section 2.2 or 2.3 or seek a release from the restrictions or obligations contained in Section 2.2 or 2.3;

(g)                                  make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any public or private disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations on behalf of the Board), (ii) in support of any matter described in paragraph (d) above, (iii) concerning any potential matter described in paragraph (e) above or (iv) negatively commenting upon the Company, including the Company’s corporate strategy, business, corporate activities or management or any member of the Board or member of management of the Company or its Affiliates or which is inconsistent with the Press Release (as such term is hereinafter defined); provided that the foregoing shall not restrict the Investor from responding, without elaboration, either “Yes” or “No” to an unsolicited direct question regarding whether they voted or intend to vote their Common Shares in favor of any Extraordinary Matter subject to a vote (provided that the Investor shall not be permitted to engage in any further discussions on the matter or to provide any explanations for their “Yes” or “No” response); or

(h)                                 enter into any discussions, negotiations, agreements or understandings with any Person with respect to the foregoing or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing.

Section 2.4.                                 Additional Representations by the Investor.  The Investor represents that, as of the date of this Agreement, the Investor and its Affiliates are not engaged in any discussions or negotiations and do not have any agreements or understandings, whether or not legally enforceable, with any other entity concerning the acquisition of economic ownership of the Common Shares or any other securities issued by the Company.

Section 2.5.                                 Rights Agreement.  The Company hereby confirms that it has taken action pursuant to the Rights Agreement to exempt the Investor from being an “Acquiring Person” as a result of this Agreement or the acquisition of additional Common Shares and agrees that it shall exempt the Investor from being an “Acquiring Person” under any extension of, amendment to, or other agreement adopted in place of the Rights Agreement, in each case as a result of acquiring additional Common Shares to the extent permitted by this Agreement; provided that in no event shall the Investor acquire Beneficial Ownership (as defined in the Rights Agreement) of Common Shares in excess of the Standstill Threshold.

Section 2.6.                                 Strategic Review.  The Company hereby agrees that it will include in the Press Release (as defined below) an announcement that the Board will evaluate strategies to enhance shareholder value, including optimizing the Company’s capital structure, reviewing its mix of businesses and improving operating performance, and will hire an independent financial advisory firm of international reputation to assist it in these efforts.  The Board shall not be restricted in the scope of alternatives it may evaluate. The Company’s evaluation shall commence promptly and is expected to be completed by the end of the summer of 2013.

Section 2.7.                                 Publicity.  Promptly after the execution of this Agreement, the Company and the Investor will issue a joint press release in the form attached hereto as Schedule B (the “Press Release”), and the Company will file a Current Report on Form 8-K with the SEC within four business days of the date hereof.  Any public statement or comment by the Company or the Investor regarding this Agreement or the matters addressed herein shall be consistent with the Press Release.

Section 2.8.                                 Claims.   The Investor represents and warrants that, as of the date hereof and to its knowledge, neither the Investor nor any of its Affiliates have any claims against the Company or any of its subsidiaries.  The Company represents and warrants that, as of the date hereof and to its knowledge, neither the Company nor any of its Affiliates have any claims against the Investor.

ARTICLE III

OTHER PROVISIONS

Section 3.1.                                 Specific Performance; Remedies.  (a)  Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Chancery Court of Delaware or if such court does not accept jurisdiction then any federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Chancery Court of Delaware, or if such court does not accept jurisdiction then any federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Chancery Court of Delaware or if such court does not accept jurisdiction then the federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.2.           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.3.           Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Nabors Industries Ltd.
Crown House Second Floor

4 Par-la-Ville Road

Hamilton, HM08

Bermuda
Facsimile:  441-292-1334
Attention:  Mark D. Andrews, Corporate Secretary

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:  (212) 403-2000
Attention:  Daniel A. Neff

David E. Shapiro

if to the Investor:

PHM Investment (USD) 1 S.à.r.l.

68-70, boulevard de la Pétrusse

L-2320 Luxembourg

Telephone: +352 26 49 65 40

Facsimile:  +352 26 49 65 64

Attention:  Board of Managers

with a copy to:

Pamplona Capital Management LLP

25 Park Lane

London W1K 1RA

United Kingdom

Facsimile:  +44 20 7495 3909
Attention:  Alexander M. Knaster

Kevin O’Flaherty

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Facsimile:  (212) 593-5955

Attention:  Marc Weingarten, Esq.

David E. Rosewater, Esq.

Section 3.4.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

Section 3.5.           Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.6.           Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.7.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.8            Interpretation.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

PHM Investment (USD) 1 S.à.r.l.

By:	/s/ Raphail Poncelet
Name: Raphail Poncelet
Title: Authorized Signatory

SCHEDULE A

The Investor and its Affiliates beneficially own, in the aggregate, 27,002,322Common Shares.    The number of Common Shares economically owned by the Investor and its Affiliates is set forth below.

Investor	Common Shares
PHM Investment (USD) 1 S.à.r.l.	25,602,322

Affiliates	Common Shares
Alexander M. Knaster	1,400,000

SCHEDULE B

NABORS TO NOMINATE NEW INDEPENDENT DIRECTORS TO BOARD
AT 2013 AND 2014 ANNUAL GENERAL MEETINGS OF SHAREHOLDERS

Reaches Agreement with Pamplona

Hamilton, Bermuda and New York — [DATE] — Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) and PHM Investment (USD) 1 S.à.r.l., managed by Pamplona Capital Management LLP (“Pamplona”), today announced that Nabors has agreed to nominate a mutually agreed upon independent director for election to the Nabors Board of Directors at the Company’s 2013 and 2014 annual general meetings of shareholders.  Nabors and Pamplona have also agreed that the 2013 nominee and Nabors will mutually agree on a second independent director who will be nominated at the Company’s 2014 annual general meeting of shareholders.  The 2013 nominee has already been appointed to the Board, as detailed in Nabors’ concurrent press release.  Pamplona and its affiliates are currently Nabors’ largest shareholders, owning approximately 9.3% of the outstanding shares.

Anthony G. Petrello, President and Chief Executive Officer of Nabors, commented, “We are pleased to have reached this beneficial agreement following a series of constructive discussions with Pamplona.  Today’s announcement enables us to add new and qualified independent directors to our Board and to continue executing on our strategic plan to create value for our shareholders.  The Board is also evaluating strategies to enhance shareholder value, including optimizing the Company’s capital structure, reviewing its mix of businesses and improving operating performance with the assistance of an independent financial advisory firm of international reputation.  We remain confident that our quality asset base, diverse product lines and geography, global infrastructure and talented employee base uniquely position us for the long-term.”

Alex Knaster, Chairman of Pamplona Capital Management, said, “We believe that the agreement reached will provide new independent voices and perspectives to Nabors’ Board and will improve the focus on maximizing shareholder value.  We are pleased with the Board’s commitment to conduct a strategic review and look forward to continued constructive interaction with Nabors.”

Nabors and Pamplona also announced that, pursuant to their agreement, Pamplona will receive an exemption from Nabors’ shareholder rights plan, allowing the fund to acquire up to 14.99% of Nabors’ common shares.  Additionally, Pamplona has agreed, among other items, to vote its shares in support of all of the Board’s director nominees at the Company’s 2013 and 2014 annual meetings.

Details of the agreement can be found in Nabors’ 8-K, filed today with the U.S. Securities and Exchange Commission.

About Nabors Industries Ltd.

The Nabors companies own and operate approximately 474 land drilling rigs throughout the world and approximately 548 land workover and well servicing rigs in North America.

Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

About Pamplona Capital Management

Pamplona Capital Management is a specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single manager hedge fund investments. Pamplona manages over $6 billion in assets for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices and funds of hedge funds. Pamplona is currently managing its third private equity fund, Pamplona Capital Partners III, LP, which was raised in 2011 and has committed capital of Euro 2.0 billion. Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations.  Pamplona invests primarily in Europe and North America.

Forward Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission.  These statements are also subject to risks and uncertainties relating to each party’s compliance with the terms of the agreement between Nabors and Pamplona, the Board’s ability to successfully identify, evaluate and implement strategies to enhance shareholder value.  As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  Nabors does not undertake to update these forward-looking statements.

CONTACTS:

For further information regarding Nabors, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

For further information regarding Pamplona, please contact Kevin O’Flaherty, Chief Financial Officer of Pamplona, at  +44 20 7079 8009